Contacts:
Annika Oelsner	Darby Dye
+49 89 9595-5220	+1 510-249-4883
aoelsner@scmmicro.de	ddye@scmmicro.com

SCM Microsystems Introduces Mobile, Contactless, Multi-Application
Solution for Secure Access and Payment Transactions

 Takes Equity Stake in TranZfinity Intended to Promote Contactless Authentication
Devices

ISMANING, Germany, October 7, 2008 – SCM Microsystems, Inc. (NASDAQ: SCMM, Prime Standard: SMY), a leading provider of solutions that open the Digital World, today introduced @MAXX™ prime, the first product of a new family of portable USB devices that enable secure electronic transactions, secure data storage and secure access. The entire range of new SCM @MAXX devices are expected to include secure smart card functionality alongside flash storage to provide strong, mobile authentication for a range of electronic applications, including financial services, transportation, e-payment, PC and physical access, digital signature and public key infrastructure (PKI).

Immediately available is SCM’s @MAXX prime, a device that offers a unique combination of fixed and expandable memory space along with a reader for small SIM-sized dual interface smart cards (ID-000), with a built in antenna and supporting both contact and contactless technology. @MAXX prime also includes on-board flash memory, a microSD card reader and expansion capabilities via a female USB connector. Based on the @MAXX family concept, @MAXX NFC is planned to be introduced later this year. @MAXX NFC will enable NFC-based applications on mobile phones and other devices lacking NFC capabilities. SCM plans to introduce further @MAXX models next year.

“Multiple secure applications can be implemented with @MAXX prime – something that is achieved due to the unique product architecture,” said Felix Marx, chief executive officer of SCM Microsystems. “Our @MAXX devices enable secure access and secure transactions for a variety of markets, including mobile payments, on-line security, on-line banking and transportation. Hence, they readily address the growing global demand for a mobile, contactless solution that will allow people to securely conduct all their daily business using one device – from managing their data, to riding the train to work, to entering the workplace, to checking their bank balances, to paying for dinner.”

When connected to any free USB port and used with smart card technology, SCM’s @MAXX prime can provide strong authentication for access to PCs and networks, as well as digital signature and encryption tools. It can also provide secure PIN protection for accessing on-board portable flash data storage. When unconnected, @MAXX prime provides contactless smart card functionality, which can facilitate contactless payment or contactless physical access to buildings. As a result of these features, @MAXX prime is well suited for use in business as well as in the private environment. For example, in an enterprise environment @MAXX prime could be used to authenticate an employee’s identity and grant entry to the corporate campus; to securely log on to both the employee’s PC and the corporate network; to securely store documents or presentation materials; and to make contactless payments at the company cafeteria. In addition, the same @MAXX prime device can be used to securely access the employee’s bank accounts and to enable other contactless applications such as e-payment or loyalty programs.

To further expand the capabilities of and bundle services to @MAXX prime and other planned products in the @MAXX family, SCM has invested $2.5 million to acquire an equity stake in TranZfinity, Inc., a privately held company based in Carlsbad, California that develops trusted devices and associated services for secure access and electronic transactions.

“Our cooperation with TranZfinity has been very successful to date,” said Marx.“TranZfinity’s services and applications roadmap complements SCM’s contactless strategy and should enable us to quickly introduce new multi-application solutions for a variety of market verticals, such as m-commerce, logical and physical access, banking and loyalty. Additionally, TranZfinity’s global services platform of application software and services will provide our @MAXX customers with a secure ‘marketplace’ in which service providers and end users can transact business. Our investment in TranZfinity supports our mutual work together while enabling SCM to participate in TranZfinity’s success.”

@MAXX prime is available immediately worldwide. More information can be found on the SCM website at http://www.scmmicro.com.

About SCM Microsystems
SCM Microsystems is a leading provider of solutions that open the Digital World by enabling people to conveniently access digital content and services. The company develops, markets and sells the industry’s broadest range of contact and contactless smart card reader technology for secure PC, payment systems, network and physical access, and digital media readers for transfer of digital content to OEM customers in the government, financial, enterprise, consumer electronics and photographic equipment markets worldwide. Global headquarters are in Ismaning, Germany. For additional information, visit the SCM Microsystems web site at www.scmmicro.com.

NOTE: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These include our statements contained above regarding our ability to quickly introduce new NFC products; our expectations regarding benefits for our customers from TranZfinity’s application services platform; and TranZfinity’s ability to continue to deliver its products and services based in part on SCM’s investment in the company. These statements are subject to risks and uncertainties which may cause actual results to differ materially from those contemplated herein. There is no assurance that we or TranZfinity will be successful in developing or introducing additional NFC or other contactless readers or terminals to the market. Any products that we do develop may not be competitive with other products in the market. Even with new contactless product offerings, the market for contactless technologies may not grow as anticipated, and we may not be able to expand the market for our products. For a discussion of further risks and uncertainties related to our business, please refer to our public company reports, including our Annual Report on Form 10-K for the year ended December 31, 2007 and subsequent reports, filed with the U.S. Securities and Exchange Commission.

Note: @MAXX is a trademark of SCM Microsystems. All other trademarks are the property of their respective owners.